                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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[ ]  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                   International Remote Imaging Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

                                   May 4, 1998

Dear IRIS Stockholder:

           1997 was an especially challenging year for us, and one in which we achieved critical goals in coming back from the difficulties we encountered at the end of 1996. In 1997, IRIS returned to positive cash flow and operational breakeven in the first quarter, bottom-line breakeven in the second quarter and profitability in the third quarter. Absent certain year end adjustments described below, the fourth quarter was even better.

           PERFORMANCE. Our revenues rose to record levels for the eighth consecutive year with a 33 percent increase to $27.5 million from $20.6 million in 1996. Although IRIS recorded a modest loss for the year after interest and taxes, each of our three business divisions would actually have operated at a profit in 1997 without the burden of intangibles amortization (a non-cash charge), interest expense and certain unusual expenses.

           Our reported 1997 net loss of $503,000 included unusual charges totaling $1.3 million, consisting of a write-off of deferred private placement expenses of $481,000, legal expenses of $152,000 relating to completed patent litigation and a pending arbitration, and a non-cash charge of $705,000 for writing off goodwill for the digital refractometer business we acquired early in 1995. Comparable charges in 1996 totaled $2.0 million.

           These charges reduced our operating income in 1997 to $283,893, compared to an operating loss of $10.4 million in the prior year (1996 included charges of $7.3 million for acquisition of in-process research and development). Excluding unusual charges and acquisition of in-process research and development, our operating income would have been $1.6 million in the current year, compared with a loss of $1.1 million in the prior year.

           Significantly, another key indicator of our progress, our cash flow (defined as earnings before interest, taxes, depreciation and amortization or "EBITDA") rose to a record $4.1 million compared with a negative $0.8 million in 1996. Combined with the proceeds from a $3 million investment by the Thermo Amex Convertible Growth Fund and $783,000 received from warrant exercises, our cash flow not only covered our operating needs, but enabled us to reduce our bank debt to $3.8 million from its peak of $9.1 million in late 1996.

           To better understand the impact and intricacies of the various financial and operational developments that occurred during 1997, I suggest that you spend time to carefully review the accompanying Form 10-K which was filed with the Securities & Exchange Commission. I'll use the rest of this letter to highlight just some of our progress and expectations.

           CHATSWORTH ACCOMPLISHMENTS. I have been very gratified by the market acceptance of the Model 900UDx urine pathology system, the high end of The Yellow IRIS line and the most sophisticated urinalysis product in the market today. The market reaction to this product has kept our traditional urinalysis business growing.

           During the year, the Model 900UDx was purchased by a number of major metropolitan hospitals and other institutions with particularly high volumes of urine testing. Among customers who have purchased the Model 900UDx are such notable names as Beth Israel and Columbia Presbyterian Medical Centers in New York City, Cedars Sinai Medical Center in Los Angeles, University of Illinois Medical Center in Chicago, Walter Reed Army Medical Center in Washington, University of Texas Medical Branch in Galveston, University of North Carolina Hospitals in Chapel Hill, University of Wisconsin Hospital and Clinics in Madison, Parkland Hospital in Dallas, Jewish Hospital in Cincinnati, and the Duluth and Mayo Clinics.

           Long time users of earlier models of The Yellow IRIS also are now upgrading to the Model 900UDx, a system which I believe is becoming the new standard for quality-of-result and cost-effectiveness. I expect sales of the Model 900UDx to increase revenues from the sales of consumables and services as these workstations go on-line.

           In 1997, IRIS received Food and Drug Administration clearance to promote claims that The Yellow IRIS family of urinalysis workstations detect significantly more microscopic abnormalities than the urine test strip screening alternative used by some laboratories. A matched-pair comparison on more than 18,000 urine specimens collected from 118 laboratories validated our position that our urinalysis workstations uncover many specimens with abnormal numbers of blood cells and bacteria which are missed by reagent strip testing.

           Adding to our growing urinalysis product line last year, IRIS began exclusive North American distribution of the new IRIS/Sysmex UF-100 urine cell analyzer. Based on the same particle counting principles used in blood cell counting, the UF-100 has been favorably received in the few trade shows in which it has been exhibited thus far.

           Meanwhile, we continued refining The White IRIS and planning its commercial launch. Although our efforts were temporarily delayed by other priorities such as the UF-100, we are now in discussions with two prestigious medical institutions to serve as testimonial sites for The White IRIS. Our immediate goal is to install the first two commercial systems at these institutions. By doing so, we hope to develop the customer references which are a key initial step toward commercial success of any new major instrument in the laboratory medicine business.

           PSI AND POWERGENE. In its first full year as an IRIS business, PSI and its PowerGene product line benefited from an intensified research and new product development effort. The results were increased and broadened revenue growth as well as new product applications last year. The PowerGene line is now sold in 39 countries.

           We are particularly proud of a $1.25 million multi-system contract awarded to PSI for the Genzyme Genetics cytogenetics laboratory in Santa Fe, NM. We believe that this contract to automate the world's largest cytogenetics laboratory is the largest such order ever in cytogenetic automation. PowerGene is now the system of choice for such major cytogenetic reference testing laboratories as Genzyme, Quest Diagnostics, Laboratory Corporation of America and SmithKline Beecham Clinical Laboratories, as well as the Mayo Clinic.

           Toward the end of the year, PSI commercially launched its new PowerGene M-FISH system, which was developed in collaboration with Professors David Ward and Patricia Bray-Ward of Yale University. This new fully integrated 24-color karyotyping system takes advantage of recent advances in multicolor genetic analysis methods, first described by Professor Ward and his coworkers, Drs. Speicher and Ballard. Since its introduction last October, we have received a number of orders for this system.

           PSI also delivered the first prototype automated rare event finder to the NASA Johnson Space Center. This is an advanced computer-controlled microscope system that will be used to measure the effects of radiation encountered by astronauts during space flights. This system is expected to provide the technological foundation for new PowerGene products useful in the assessment of genetic damage from various environmental exposures as well as in detecting cancer cells in small numbers in blood.

           Last, but not least, PSI was awarded three Small Business Innovative Research grants in 1997. Two were from the National Institute of Child Health and Human Development to improve karyotyping through the use of advanced computer-aided methods for color and banding pattern interpretation. This research will be carried out in collaboration with geneticists at Baylor College of Medicine, the University of Colorado School of Medicine and the M.D. Anderson Cancer Institute.

           PSI's other grant is from the National Cancer Institute to determine the feasibility of a new mathematical basis for improving chromosome analysis for use in the prognosis and treatment of cancer. We are doing this work in collaboration with scientists at Rice University. In addition to the general benefits of these projects, we look to them to lay important groundwork for future commercial product enhancements.

           NEW STATSPIN PRODUCTS. Our StatSpin operation introduced three new or enhanced products to the market in 1997. StatSpin's new Express, a truly compact and quiet point-of-use centrifuge, can spin standard blood collection tubes in just two minutes to produce plasma or serum with quality equal to that produced in 10 minutes or more by larger, more expensive centrifuges.

           StatSpin also introduced an enhanced version of its cytocentrifuge, called the CytoFuge 2, which prepares high quality slides of cytology specimens for microscopic observation at lower cost than competitive products. The College of American Pathologists recently recommended cytocentrifuge preparations for body fluid microscopy. The CytoFuge 2's low-cost solution to these needs should offer a real competitive advantage for us in the body fluids cytology market.

           Finally, StatSpin introduced a redesigned and improved CenSlide system in 1997. You may recall that we purchased the CenSlide system in 1996. It is designed to standardize manually performed, routine urine microscopy, while significantly reducing the number of steps and time required to process and review a specimen. The improved CenSlide 2000 is targeted at laboratories unable or unwilling to justify the investment necessary for one of The Yellow IRIS family of urinalysis workstations or the IRIS/Sysmex UF-100.

           IRIS PATENTS AND ROYALTIES. The commercial success of IRIS depends, in part, on our ability to protect and maintain the proprietary character of our technology. Our patent portfolio continued to grow in 1997, with the award of three more patents.

           One new patent is for speeding-up the simple gravitational separation of red and white blood cells, using narrow elongated tubes. The method is so simple that it may find other useful laboratory applications. This is the seventh IRIS patent related to various technologies used in The White IRIS. The new method, an invention of John

Pelmulder, IRIS Director of Engineering, manipulates the blood-containing tube in a way that facilitates more rapid separation of settled red blood cells from white cell-rich plasma.

           Another new patent covers a method of ensuring the focus of microscopic particles in specimens as they flow through our slideless microscope. This is a critical technology for the high-speed image capture in the Model 900UDx urine pathology system as well as The White IRIS leukocyte differential analyzer.

           Our third new patent is for a new and more rapid method of tracing the boundaries of cells and other microscopic particles by our IVD imaging systems. It covers improvements upon earlier IRIS high-speed image capturing technology, increasing, by as much as fourfold, the rate at which images can be captured. It also extends the period of patent coverage of this important core of our automated intelligent microscopy (AIM) technology.

           In other developments, IRIS granted TOA Medical Electronics, based in Kobe, Japan, a non-exclusive license to use three IRIS patents for industrial applications in the Japanese market. The patents deal with several aspects of slideless microscopy and electronic image composition. TOA paid a $300,000 consideration and will pay royalties of five percent on all sales of systems, supplies and spare parts, with minimum royalties of $50,000 guaranteed for the three years commencing July 1, 1998. The last of the patents expires in 2004. The license is limited to industrial applications in Japan, and to Japanese customers in their international operations.

           IRIS now holds twenty patents related to its AIM technology. The validity of two of the patents included in the industrial license to TOA was acknowledged in the settlement of patent litigation between IRIS and Intelligent Medical Imaging. The settlement grants a non-exclusive, restricted license to IMI for practice of these claims in slide-based microscopic examination of dried specimens other than urine. IMI will pay a four percent royalty based on any U.S. sales of its Micro 21 white blood cell analyzer made through a distributor.

           Dade Behring also licensed from StatSpin a patent for our plasma preparation rotor and centrifuge design which Dade Behring is adapting for use in a new product they are developing. StatSpin received a $65,000 initial license fee and could receive additional royalties in the future.

           MANAGEMENT CHANGES. The demands of the quality and compliance aspects of our business have increased significantly with the addition of StatSpin and PSI. To help meet these demands, in July, Christine C. Small was appointed Vice President of Quality and Compliance with corporate-wide responsibilities. Chris brings with her a twenty-five year record of quality assurance management experience in previous industry roles. In this newly created IRIS position, she reports directly to me. Chris joined StatSpin Technologies in 1994 as Manager of Quality Assurance and was promoted to Corporate Director of Quality Assurance in 1996.

           In August, Achille (Kelly) M. Bigliardi was promoted to Corporate Vice President and General Manager of the IRIS Chatsworth-based operations. He previously was our Vice President of Sales and Service for Chatsworth products. He has been delegated all of Chatsworth operational responsibilities and he also reports to me. Kelly's resume appears along with several others in the Proxy Statement. He assumes a vital role in generating future business for IRIS in urinalysis and hematology system applications.

           In February 1998, Dr. Thomas F. Kelley, the founder of StatSpin and its leader since its incorporation in 1984, retired as Corporate Vice President and General Manager of StatSpin. Tom will continue as a Director until his term expires. To help fill the void created by Tom's departure, Francis W. Lau has been promoted to Operations Manager of StatSpin. Francis knows StatSpin well from his nine-year role as its financial and administrative chief, during which he has earned the respect and loyal support of StatSpin's management team.

           FINANCIAL ACTIVITIES. Our financial picture has continued to strengthen.

           Late in 1997, IRIS obtained $783,000 from the exercise of warrants issued as part of the units sold in its 1995 Poly U/A Systems offering, as well as warrants connected with the IRIS acquisition of StatSpin Technologies in March 1996. The funds collected in the exchange were used to augment working capital and further reduce our bank loans. And in March of 1998, Roche Diagnostics (the successor to Boehringer Mannheim) agreed to extended terms on the payment of $1.0 million still owed them for the IRIS stock we repurchased in 1996.

           IRIS is presently restructuring the bank debt we took on to fund the purchase of the PowerGene cytogenetic analyzer business. After paying down our bank debt by almost six million dollars from a high of $9.1 million in late 1996, we have a commitment for a new three year, $7.0 million credit line with Foothill Capital Corporation.

           PROXY STATEMENT AND ANNUAL MEETING. This year's Proxy Statement contains three proposals. Your management endorses and asks your support for all three proposals. The first one is for the re-election of Dr. John A. O'Malley for another three-year term as an IRIS director. Dr. O'Malley has served in this capacity since 1988, and I greatly value his continued stewardship in this role.

           The second proposal seeks approval of a new stock option plan. With the acquisition of StatSpin and PSI, our management and scientific teams have enlarged considerably. Options already granted to these new IRIS employees have exhausted our existing plans. As you know, stock options provide an important incentive in our overall key employee compensation program.

           The third proposal is for ratification of the reappointment of Coopers & Lybrand L.L.P. as our independent auditors. IRIS has a long established relationship with this firm.

           As in past years, the Annual Meeting of Stockholders will be held at the Chatsworth Hotel. The hotel is located at 9777 Topanga Canyon Boulevard, Chatsworth, CA approximately one mile north and one mile west of IRIS headquarters facilities. The meeting is on Thursday, June 11, 1998 and will begin at 4:00 p.m. local time. The Board of Directors and the management of IRIS invite and welcome your participation at the meeting.

           Once again, please realize that this annual message represents my sincere and honest reflection on the past year at IRIS and some assessments of our future prospects. Of course, many of the statements are forward-looking in nature and as a result are inherently subject to the vagaries of future events which, as you know, are often unpredictable. Again, I refer you to the more detailed 10-K for a fuller discussion of the opportunities, challenges and risks that confront us in 1998.



                                        Sincerely,


                                        /s/ Fred H. Deindoerfer

                                        Fred H. Deindoerfer
                                        Chairman of the Board, President and CEO



    THE ANNUAL MEETING IS ON JUNE 11, 1998. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 11, 1998


To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

           The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. will be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California, on June 11, 1998 at 4:00 p.m. local time for the following purposes:

      1. To elect one Class 2 Director to hold office until the year 2001 annual meeting or until his successor is elected and qualified;

      2.    To approve the adoption of the 1998 Stock Option Plan;

      3. To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending December 31, 1998; and

      4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

           The Board of Directors has fixed the close of business on April 15, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, said meeting and any adjournments or postponements thereof.

           All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy. The related proxy statement and annual letter to stockholders are attached to this notice.




                                             By Order of the Board of Directors


                                             /s/ Fred H. Deindoerfer


                                             Fred H. Deindoerfer
                                             Chairman of the Board and President

May 4, 1998


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.



    THE ANNUAL MEETING IS ON JUNE 11, 1998. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 11, 1998

                      GENERAL INFORMATION AND VOTING RIGHTS

           This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation (IRIS or the Company), for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California on Thursday, June 11, 1998 at 4:00 p.m. local time and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1997. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about May 4, 1998.

           A proxy may be revoked by filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominee as the Class 2 Director and FOR Proposals 2 and 3. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

           The cost of this solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

           Only holders of record of the Company's common stock, $.01 par value per share (Common Stock), at the close of business on April 15, 1998 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 6,284,862 shares of Common Stock outstanding. Each holder of record is entitled to one vote on all matters to come before the meeting for each share of Common Stock held. The Company also had 3,000 shares of Series A Convertible Preferred Stock outstanding on April 15, 1998. The Series A Convertible Preferred Stock is not entitled to vote on any matter except as required by law or the Certificate of Designation for the Series A Convertible Preferred Stock. Accordingly, the holders of Series A Convertible Preferred Stock will not be entitled to vote on any of the proposals listed in this Proxy Statement, but they may have the right to vote on other matters which may properly come before the meeting and any adjournments or postponements thereof.

                        DIRECTORS AND EXECUTIVE OFFICERS

           The following table sets forth certain information regarding those individuals serving as the directors and executive officers of the Company on December 31, 1997:

Name                                 Age         Position with the Company
----------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                  68          Chairman of the Board, President and Chief Executive Officer
John A. O'Malley                     64          Director
Steven M. Besbeck                    50          Director
Thomas F. Kelley                     65          Director
Martin S. McDermut                   47          Vice President, Finance and Administration, Secretary and Chief Financial Officer
Achille M. Bigliardi                 55          Vice President and General Manager of Chatsworth Operations
Anthony G. Landells                  44          Vice President and General Manager of PSI


           The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of the Company.

           Fred H. Deindoerfer, a founder of the Company, was elected a director in 1980, became Chairman of the Board of Directors, President and Chief Executive Officer later that year and has served continuously in these capacities since then. In addition, he served as Chief Financial Officer from 1991 until August 1996. Prior to his employment with the Company, Dr. Deindoerfer served as Executive Vice President of International Diagnostic Technology, an IVD company which was acquired by Boehringer Ingelheim, and earlier as an international group Vice President of American Hospital Supply Corporation after serving as Vice President of such corporation's McGaw Laboratories Division. He holds a B.S. from the University of Illinois, a M.S. from Columbia University and a Ph.D. from the University of Pennsylvania, all in Chemical Engineering.

           John A. O'Malley has served as a director since 1988. He is President of Second Opinion, a consulting firm serving the healthcare diagnostic and biotechnology industry and a member of the Office of the President of Litmus Concepts, Inc., a developer of point-of-care diagnostic tests for the women's healthcare market. Previously, he was worldwide director of chemical manufacturing operations for the Milligen/Biosearch Division which Millipore Corporation acquired from New Brunswick Scientific where Dr. O'Malley had been its Vice President and General Manager. Previously, he was President of Primary Diagnostic Systems and President of Smith Kline Instruments, both IVD companies. Dr. O'Malley received his B.S. degree in Chemistry from Rutgers, the State University of New Jersey, and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania. He also serves as Chairman of the Board of Directors, Executive Vice President and General Manager of Poly U/A Systems, Inc.

           Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets laboratory, pharmacy and radiology information systems for clinical laboratories. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a specialty clinical laboratory, at various times over an eight-year period. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

           Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June of that year. Until February 1, 1998, he was also a Vice President of the Company and the General Manager of StatSpin. Dr. Kelley is currently CEO of Imagepath Systems, Inc., a systems integrator. From 1982 to the time of its acquisition by the Company, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research among others. He has spoken at national and international conferences on biotechnology and clinical laboratory instrumentation. Dr. Kelley received his B.A. and M.A. degrees in Biology from Boston University in 1954 and 1955, respectively, and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, Massachusetts-based original equipment manufacturer and private-label manufacturer of reagents, controls and calibrators.

           Martin S. McDermut joined the Company as Vice President of Finance and Administration, Secretary and Chief Financial Officer in September 1996. Immediately prior to this appointment, he was Chief Financial Officer of Edudata Corporation which acquired Dental/Medical Diagnostic Systems in March of 1996. Dental/Medical Diagnostic Systems develops, manufactures and markets intraoral dental cameras. From June 1995 to April 1996, Mr. McDermut was Vice President and Chief Financial Officer of All-Comm Media Corporation, and, prior to that, he held the same roles at Pet Metro, Inc., an early stage retail chain. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., beginning as a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm's Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. He is a Certified Public Accountant and holds an M.B.A. in Finance and Accounting from the University of Chicago and a B.A. in Economics from the University of Southern California.

           Achille M. Bigliardi joined the Company in 1991 as Western Regional Sales Manager and was promoted to Director of Sales in 1993, to Vice President of Sales and Service in 1994 and to General Manager of Chatsworth Operations in 1997. During his tenure as Vice President, sales and technical service efficiency in dollar revenue has reached nearly double the industry average. From 1982 until joining IRIS, Mr. Bigliardi gained valuable in vitro diagnostics experience in several roles. He served as Executive Vice President and General Manager of Sclavo, Inc., a European-based multinational medical diagnostics company, and President and co-founder of Aktis Corporation prior to its acquisition by Sclavo. He also served as Vice President and Director of Marketing of SSI, Inc. and before then as Director of Sales of International Diagnostic Technology, both medical diagnostics companies. Mr. Bigliardi earned his B.S. and M.S. in Electrical Engineering from the University of Michigan.

           Anthony G. Landells joined the Company in July 1996, upon the Company's acquisition of PSI. He is currently a Vice President of the Company and the General Manager of PSI. Previously, he was President of PSI.
Mr. Landells also is Managing Director and Chief Executive of PSI's United Kingdom subsidiary, roles he held since joining PSI in 1992. A veteran in the field of digital imaging technology, he was formerly Managing Director of

Applied Imaging's UK- based international operations, and earlier held senior management positions with Image Recognition Systems and Joyce Loebl, both acquired by Applied Imaging. Mr. Landells earned a B.S. in Electronic Engineering and an M.S. in Computer Systems and Applications from the University of Sunderland in the United Kingdom.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the Common Stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of Common Stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 1997, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) except the following: Dr. Deindoerfer filed three reports late for a purchase, a gift and a stock option grant; Dr. O'Malley filed two reports late for a purchase and a stock option grant; Mr. Besbeck filed one report late for a stock option grant; Mr. McDermut filed one report late for a stock option grant; Mr. Bigliardi filed two reports late for stock option grants; Mr. Landells filed two reports late for a purchase and a stock option grant; Mr. Horacek filed late his initial report upon joining the Company and two others for stock option grants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 15, 1998 by (i) persons known to the Company to beneficially own more than 5% of the outstanding Common Stock,
(ii) directors of the Company, (iii) the executive officers named below in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

                                                                      Number of Shares                    Percent
Name of Beneficial Owner (1)                                 Beneficially Owned (2)(4)            of Class (3)(4)
------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer (5)                                                        476,981                        7.5
John A. O'Malley                                                                40,153                          *
Steven M. Besbeck                                                               35,288                          *
Thomas F. Kelley                                                                58,006                          *
Martin S. McDermut                                                              16,500                          *
Achille M. Bigliardi                                                            89,644                        1.4
Anthony G. Landells                                                             53,324                          *
Thermo Amex Convertible Growth Fund I, L.P. (6)                                969,225                       13.4
Digital Imaging Technologies, Inc. (7)                                         853,040                       12.0
TOA Medical Electronics, Inc. (8)                                              331,852                        5.3
Directors and Executive Officers as a Group (7 persons)                        769,896                       11.7

----------
*     Less than 1%.

(1) Unless otherwise indicated, the mailing address of each person is c/o the Company, 9162 Eton Avenue, Chatsworth, California 91311.

(2) Includes warrants and options exercisable on or within 60 days of April 15, 1998 held by directors and executive officers as follows: Dr. Deindoerfer (101,000 shares), Dr. O'Malley (23,000 shares), Mr. Besbeck (19,000 shares), Dr. Kelley (21,450 shares), Mr. McDermut (16,500 shares), Mr. Bigliardi (55,444 shares) and Mr. Landells (38,460 shares).

(3)   Based on 6,284,862 shares of stock outstanding as of April 15, 1998.

(4) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the Common Stock. Shares of Common Stock issuable upon exercise of warrants and options exercisable on or within 60 days of April 15, 1998 are deemed outstanding for purposes of computing the number and percentage of shares owned by the person holding such warrants or options but are not deemed outstanding for computing the percentage held by any other person.

(5) Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership shares.

(6) Consists of 3,000 shares of Series A Convertible Preferred Stock convertible into 884,955 shares of Common Stock at April 15, 1998 and a warrant to purchase 84,270 shares of Common Stock. The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997.

(7) Consists entirely of a warrant to purchase 853,040 shares of Common Stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.

(8) The mailing address for TOA Medical Electronics, Inc. is 3-17, Kaikai-ku, Kobe, Japan. The information in the table and this footnote are based on the Schedule 13D filed by TOA Medical Electronics, Inc. on April 6, 1993.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

           The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and up to four of the other most highly compensated individuals serving as executive officers at December 31, 1997 whose total annual salary and bonus exceeded $100,000 for the fiscal year (the Named Officers).

                                                                                                       Long-Term
                                                                               Annual Compensation    Compensation
                                            -----------------------------------------------------------------------
                                                                                 Other Annual     Number of Shares     All Other
Name and Principal Positions              Year (1)     Salary         Bonus     Compensation(2)  Underlying Options  Compensation(3)
Fred H. Deindoerfer                         1997       232,806             0(4)     28,215(5)         50,000           905(6)
      Chairman of the Board, President      1996       208,281           400        36,464(5)              0         1,329(6)
      and Chief Executive Officer           1995       189,146        88,080        22,473(5)         50,000         1,368(6)

Martin S. McDermut                          1997       132,188        20,080             0            15,000         2,632(7)
      Vice President, Finance and           1996        41,538         6,717             0            35,000           360(6)
      Administration, Secretary and
      Chief Financial Officer

Achille M. Bigliardi                        1997       109,063        30,836        25,715(8)         30,000         2,384(9)
      Vice President and General Manager    1996       116,346        21,172        31,505(8)         13,400         2,253(9)
      of Chatsworth Operations              1995       100,807        51,702        27,390(8)         12,000           611(9)

Anthony G. Landells                         1997       128,353        51,341        25,239(5)         10,000        16,390(10)
      Vice President and General Manager    1996        49,910        39,289         7,813(5)         50,000         4,991(10)
      of PSI

----------

(1) Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.

(2) Other Annual Compensation consists of (a) the dollar value of the difference between the price paid for Common Stock purchased under the Company's Key Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase ("KESP benefits") and (b) automobile allowances. It does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus for the applicable years.

(3) All Other Compensation consists of (a) premiums paid for term life insurance for the benefit of executive officers ("life insurance premiums") and (b) matching contributions to the Company's 401(k) plan for the benefit of executive officers ("401(k) matching contributions").

(4) 1997 bonus has not yet been determined and will be included in the proxy statement for next year's annual meeting.

(5)   Consists entirely of KESP benefits.

(6)   Consists entirely of payments for life insurance premiums.

(7) Consists of $1,046 for life insurance premiums and $1,586 in 401(k) matching contributions.

(8)   Consists of $21,515, $27,305 and $23,190 in KESP benefits and $4,200,
      $4,200 and $4,200 in automobile allowances for 1997, 1996 and 1995, respectively.

(9) Consists of $980, $891 and $611 for life insurance premiums and $1,404, $1,362 and $0 in 401(k) matching contributions for 1997, 1996 and 1995, respectively.

(10) Consists entirely of contributions for the benefit of the executive officer to a defined contribution pension plan maintained for the Company's United Kingdom employees.

OPTION GRANTS IN LAST FISCAL YEAR

           The following table sets forth certain information regarding stock option grants during 1997 to the Named Officers. No stock appreciation rights were granted during the year.

                                             Individual Grants(1)
                     -------------------------------------------------------------------      Potential Realizable Value at Assumed
                                           % of Total                                         Annual Percentage Rates of Stock Price
                                         Options Granted                                      Appreciation Per Option Term (2)
                      Number of Shares    to Employees                                        --------------------------------------
Name                 Underlying Options  in Fiscal Year  Exercise Price  Expiration Date      0%            5%                10%
------------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer          50,000            19.4%           3.38       12/28/07       $      0       $106,283       $    269,342

Martin S. McDermut           15,000             5.8%           3.72        1/12/07          9,900         51,218            114,609

Achille M. Bigliardi         15,000             5.8%           3.94        8/16/07              0         37,168             94,190
                             15,000             5.8%           3.38       12/28/07              0         31,885             80,803

Anthony G. Landells          10,000             3.9%           3.38       12/28/07              0         21,257             53,868

(1) Options vest annually in equal installments during the three years following the date of grant.

(2) Based on the assumption that the market price of the underlying shares of Common Stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

The following table sets forth certain information regarding the exercise of stock options during 1997 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 1997 or held any such rights at year end.

                                                                      Number of Shares Underlying          Value of Unexercised
                                                                    Unexercised Options/SARs at Fiscal  In-The-Money Options/SARS at
                                                                                Year End                 Fiscal Year End (1)
                                    Number of
                                 Shares Acquired           Value
Name                               on Exercise            Realized      Exercisable/Unexercisable        Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                    0                       0               97,000/67,000                  $33,950/$5,950

Martin S. McDermut                     0                       0               11,550/38,450                  $ 4,043/$8,208

Achille M. Bigliardi                   0                       0               46,342/43,058                  $16,220/$4,570

Anthony G. Landells                    0                       0               16,500/43,500                  $5,775/$11,725

(1) Based on the difference between the market price of a share of Common Stock on December 31, 1997 and the exercise price of the options.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           The Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors, is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans. During 1997, the Compensation Committee consisted of Dr. John A. O'Malley (Chairman) and Mr. Steven M. Besbeck.

COMPENSATION PHILOSOPHY

           The Compensation Committee believes the Company's future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Key Employee Stock Purchase Plan.

           In addition to the specific factors described below, the Compensation Committee compared the total annual compensation levels (including stock options) of the Company's executive officers to the compensation levels of executive officers at other publicly-traded and private companies. Information regarding compensation levels at other companies was derived from a variety of sources, including proxy statements, publications such as "The 1997 Report on Executive Compensation" by Top Five Data Services, and compensation surveys reported in business journals such as the "Medical Device & Diagnostic Industry Magazine." Based on this information, the Compensation Committee believes that the compensation levels of the Company's executive officers do not exceed the median of their counterparts at comparable companies.

COMPENSATION ELEMENTS

           The Company's compensation package for executive officers consists of a base salary, performance-based bonuses and stock options. The executive officers are also eligible to participate in most of the Company's employee benefit plans.

           Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

           Management Incentive Bonus Plan. The Management Incentive Bonus Plan
(MIBP) has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company (except the Chief Executive Officer) and certain other key employees selected by the Compensation Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. No awards are made to MIBP participants unless the Company achieves a significant improvement in operating income.

           Stock Option Plans. The Company has established stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a three-year vesting schedule and expire ten years from the date of grant. The exercise price is generally 100% of the market value of a share of Common Stock at the time of the grant.

           The Compensation Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

           Employee Stock Purchase Program. The Company maintains a stock purchase plan which permits selected key employees to purchase shares of Common Stock at discount of 50% from the then current market price. Participating employees may invest up to 15% of their annual salary and bonus and must hold the shares for two years. If the employee resigns from the Company during the holding period, the Company may repurchase the shares at the employee's original purchase price. The Company's right to repurchase the shares during the holding period automatically terminates under certain circumstances such as a sale of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

           The Compensation Committee believes that the bonus plan for the Chief Executive Officer should be independent of the MIBP for other executive officers. The bonus plan for the Chief Executive Officer is based on 1) the achievement of preset goals for improving operating income, 2) the achievement of preset goals for improving annually the market value of the Company and 3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value).

           A percentage of his salary is determined based on operating income. Then, a factor equal to the ratio of the previous year's stock value to the bonus year's stock value minus the ratio of the previous year's healthcare segment stock value to the bonus year's healthcare segment stock value, as calculated from the average of the last ten days of each year as reported in the Advest Healthcare Review is applied to the percentage of the bonus attributable to stock performance. This percentage may be positive or negative. Finally for each significant event judged to be extraordinary by the Compensation Committee, the cumulative percentage from operating income and stock performance improvements is multiplied by a factor determined by the Compensation Committee.

           The Compensation Committee is currently reviewing these criteria and has not yet determined Dr. Deindoerfer's 1997 bonus or 1998 base salary.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

           The Compensation Committee establishes bonus amounts annually for the MIBP based primarily on the achievement of preset goals for improving operating income and secondarily on the achievement of certain other predefined accomplishments consistent with important strategic goals the Board of Directors may, from time to time, deem desirable. The Compensation Committee determines the relationship between the bonus pool and 1) the projected operating income in the Company's profit plan, and 2) the Committee's assessment of the management challenge the profit plan provides relative to the business environment in which it is to be accomplished. The maximum size of the bonus pool for a particular year is limited the product of 1) the planned percentage improvement for the year and 2) the actual operating income achieved.

           Three factors are considered in determining individual bonuses. They include 1) the individual's salary multiplied by his or her level of bonus participation (100% for executive officers), 2) the individual's estimated contribution to the improvement of operating income, and 3) the individual's achievement of any other predefined performance goals assigned to the individual. The Compensation Committee relies primarily upon the evaluations and recommendations of the Chief Executive Officer.

           The Compensation Committee reviewed these criteria and awarded increases in 1998 base salaries of 2% to 8% based on each individual's performance. No awards were made to executive officers under the MIBP for 1997 because the Company did not achieve its pre-defined goals. However, the Compensation Committee awarded a discretionary bonus to one officer to recognize his personal achievements. Also, two other officers received guaranteed minimum bonuses as agreed to at the time of their hiring.


                                                 COMPENSATION COMMITTEE



                                                 Dr. John A. O'Malley (Chairman)
                                                 Mr. Steven M. Besbeck


                            COMPENSATION OF DIRECTORS

           Non-employee directors receive a $13,500 per year retainer for normal, routine services as a Board member. With the prior approval of the Chief Executive Officer, additional consulting time is compensated at the rate of $1,125 per day. During 1997, Dr. O'Malley and Mr. Besbeck were paid $14,250 each for their services. Non-employee directors are also annually awarded stock options for 5,000 shares of Common Stock.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

           The Board of Directors held a total of 10 meetings during 1997.
The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is no nominating committee or any other committee performing those functions.

           The Audit Committee, which currently consists of Mr. Besbeck and Dr. O'Malley, held 2 meetings during 1997. The Audit Committee reviews the scope and results of the year-end audit with management and the independent accountants and recommends to the Board of Directors selection of independent accountants for the coming year.

           The Compensation Committee, which currently consists of Dr. O'Malley and Mr. Besbeck, held 8 meetings during 1997. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans.

           No director attended fewer than 75% of the meetings of the Board of Directors and the committees upon which such director served during 1997.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                  FIVE YEAR STOCK PRICE PERFORMANCE COMPARISON

           The following graph and table compare the cumulative total return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor's 500 Index (S&P 500), the Russell 2000 Index (Russell 2000) and the Dow Jones Advanced Medical Devices Index for United States Owned Companies (DJAMD) for the five years ending December 31, 1997, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1992. Amounts below have been rounded to the nearest dollar.

                              [PERFORMANCE GRAPH]

IRIS and Selected
Indices
                                                                            Calendar Year Ending December 31,
                        1992            1993            1994            1995            1996            1997
                      ------          ------          ------          ------          ------          ------
IRIS                   100.0           109.1           152.7           229.0           114.5            98.2
S&P 500                100.0           107.2           105.4           141.4           170.0           222.7
Russell 2000           100.0           117.0           113.3           143.0           164.1           197.7
DJAMD                  100.0            78.5            99.1           161.8           183.6           270.5

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOINT DEVELOPMENT PROJECT WITH POLY U/A SYSTEMS

            The Company and Poly U/A Systems, Inc. (Poly), a Company-Sponsored research and development entity, have an agreement to develop several new products to enhance automated urinalysis using the Company's technology. Poly is funding all of the research and development costs in excess of a $15,000 per month commitment from the Company. Dr. O'Malley is a director and the Executive Vice President and General Manager of Poly and received approximately $22,200 from Poly for services rendered in 1997. Some of the Company's directors and officers own shares of the common stock of Poly as follows: Dr. O'Malley (2,000 shares), Dr. Deindoerfer (2,000 shares), Dr. Kasdan (2,000 shares), Mr. Kyle (500 shares), and Mr. Bigliardi (2,000 shares). Each of these individuals owns less than 1% of the total number of outstanding shares of Poly, and collectively they beneficially own 3% of the total number of outstanding shares of Poly.
The Company has an option to acquire all of the common stock of Poly for an aggregate price of $5.1 million payable in cash or shares of Common Stock of the Company.

           In 1995, the Company issued its Series D Warrants in connection with Poly's initial fundraising. During 1997, the Company offered to reduce the exercise price of the Series D Warrants from $6.50 to $4.00 per share for holders exercising their warrants during a one-week period. The holders that accepted the offer and exercised their Series D Warrants during that period also received a new Series F Warrant exercisable until March 29, 2000 at an exercise price of $4.00 per share of Common Stock. The Company received proceeds of approximately $783,000 through the exercise of Series D Warrants and issued Series F Warrants to purchase an aggregate of 205,633 shares of Common Stock. Certain directors and officers exercised their Series D Warrants and participated in the offer as follows: Dr. Deindoerfer (4,000 shares exercised) and Dr. O'Malley (4,000 shares exercised).

AGREEMENTS WITH TOA MEDICAL ELECTRONICS

           TOA Medical Electronics Co., Ltd. (TOA), a large stockholder, has a perpetual, royalty-bearing license from the Company to market urine sediment analyzers using technology developed by the Company before 1989. In the fourth quarter of 1997, the Company began marketing TOA's new UF-100 urine cell analyzer in the United States. The UF-100, developed in Japan by TOA, utilizes flow cytometric laser scanning principles to screen large volumes of urine specimens for the presence of abnormal sediment compositions. The Company is the exclusive distributor for the UF-100 in North America and receives royalty payments from TOA on sales of the UF-100 outside of North America.

                                   PROPOSAL 1

                        ELECTION OF THE CLASS 2 DIRECTOR

            The Board of Directors consists of four directors divided into three classes -- Class 1 (Mr. Besbeck), Class 2 (Dr. O'Malley) and Class 3 (Dr. Deindoerfer and Dr. Kelley) -- with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. At last year's annual meeting, the stockholders re-elected Mr. Besbeck as the Class 1 director to hold office until 2000.

            At the Annual Meeting this year or any adjournments or postponements thereof, one Class 2 Director will be elected to serve until his successor is duly elected and qualified. The nominee for election as the Class 2 Director is Dr. John A. O'Malley. The Stockholders elected Dr. O'Malley as a Class 2 Director at the 1995 annual meeting, and he is presently serving the Company in that capacity. The Class 2 Director will serve until the year 2001 annual meeting or until his successor is elected and qualified.

            The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Dr. O'Malley becomes unavailable to serve as a Class 2 Director. Management presently has no knowledge that Dr. O'Malley will refuse or be unable to serve as the Class 2 Director for the prescribed term.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DR. O'MALLEY.

            Directors are elected by a "plurality" of the shares voted. "Plurality" means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen. Stockholders can either vote "for" the nominees or withhold authority to vote for any one or all of the nominees. However, shares that are withheld will have no effect on the outcome of the election. Shares held by brokers or other nominees for a beneficial owner and not voted (broker non-votes) also will not have any effect on the outcome of the election of directors.

                                   PROPOSAL 2

                     APPROVAL OF THE 1998 STOCK OPTION PLAN

            The Company believes that officers and other key employees should have a significant stake in the Company's stock price performance under programs which link compensation to stockholder return. As a result, stock option grants are an integral part of the Company's compensation program. The Company currently has less than 10,000 shares of Common Stock remaining under its existing stock option plans for future grants. Therefore, the Board of Directors adopted the 1998 Stock Option Plan on March 22, 1998. The Company is requesting stockholder approval of the adoption of the new plan.

DESCRIPTION OF THE PLAN

            The following is a summary of the material features of the 1998 Stock Option Plan (the "Plan"). The summary is qualified in its entirety by reference to the full text of the Plan which is attached as Appendix A to this Proxy Statement.

           Shares Available Under the Plan. The Plan authorizes the issuance of a maximum of 600,000 shares of Common Stock upon the exercise of stock options granted under the Plan.

            Types of Awards. The Company may award two types of options under the Plan: (i) options intended to qualify as "incentive stock options" under
Section 422A of the Internal Revenue Code and (ii) nonstatutory stock options which are not intended to qualify for any special treatment under the Internal Revenue Code. The Plan does not permit the award of "phantom stock," "stock appreciation rights" or other similar awards.

            Administration. The Board of Directors may administer the Plan, or they may delegate authority for administering the Plan to the Compensation Committee. If the Board delegates authority to the Compensation Committee, the Plan restricts membership on the Compensation Committee to directors that meet the defintions of both "non-employee directors" (as defined in the rules adopted by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934) and "outside directors" (as defined in the regulations adopted by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code). The Board may also delegate authority for Plan administration to other committees of the Board for the limited purpose of granting and administering stock options to persons other than directors and executive officers. The plan administrators have the authority to (i) select the recipients of awards, (ii) fix the terms of all awards, (iii) construe, interpret and prescribe rules for the Plan and (iv) make all other determinations necessary or advisable for the administration of the Plan.

            Eligibility and Participation. All directors, officers, key employees and consultants of the Company and its subsidiaries are eligible for selection to participate in the Plan. There are approximately 100 individuals currently eligible to participate in the Plan. Under the applicable tax rules, the plan administrators may only grant incentive stock options to employees of the Company and its subsidiaries.

            Duration of Options. The plan administrators have discretion to select the duration of each option, but the Internal Revenue Code restricts the maximum duration of incentive stock options to 10 years.

            Duration and Amendment of the Plan. The Plan became effective upon its adoption by the Board on March 22, 1998 and, assuming stockholder approval, will continue in effect for 10 years unless terminated earlier in accordance with the terms of the Plan.

           Exercise Price. The plan administrators determine the exercise price of each option. The exercise price of a nonstatutory stock option may be more or less than the fair market value of a share of Common Stock on the date of grant. The minimum exercise price for an incentive stock option is 100% of the fair market value of a share of Common Stock on the date of grant. The plan administrators determine the acceptable form of consideration for payment of the exercise price, and the form of payment may include cash, a promissory note and shares of Common Stock valued at their fair market value on the date of surrender. The plan administrators may also permit "cashless exercises."

           Other Terms. Options granted under the Plan are only exercisable by the original recipient and are not transferable, except by will or the laws of descent and distribution. Options vest in such installments as the plan administrators determine.

           Special Terms Applicable to Large Stockholders. In addition to the other restrictions contained in the Plan, the Plan requires that incentive stock options granted to persons possessing more than 10% of the total combined voting power of all classes of stock of the Company (i) have an exercise price of not less than 110% of the fair market value of a share of Common Stock on the date of grant and (ii) expire not later than five years from the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

            Nonstatutory Stock Options. Under current federal income tax law, the grant of a nonstatutory stock option has no tax effect on the Company or the option holder. If the shares received on exercise of an option are not subject to restrictions on transfer or risk of forfeiture imposed by the Committee, the exercise of a nonstatutory stock option will result in ordinary income to the option holder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The amount taxed to the option holder as ordinary income is treated as earned income. The option holder's tax basis in the shares will be equal to the aggregate exercise price paid by the option holder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the option holder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the option holder upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

            Incentive Stock Options. The federal income tax consequences associated with incentive stock options are generally more favorable to the optionee and less favorable to the employer than those associated with nonstatutory stock options. Under current federal income tax law, the grant of an incentive stock option does not result in income to the optionee or in a deduction for the Company at the time of the grant. The exercise of an incentive stock option will not result in income for the option holder if the option holder (i) does not dispose of the shares within two years after the date of grant nor within one year after exercise and (ii) is an employee of the Company or any of its affiliates from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the option holder as long-term capital gain and the Company will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the option holder disposes of the shares prior to the expiration of either of the holding periods described above, the option holder would have compensation taxable as ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. If the price realized in any such premature sale of the share exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain depending on the option holder's holding period for the shares.

PLAN BENEFITS

            The Compensation Committee has granted options to purchase approximately 10,000 shares which are subject to stockholder approval of the new Plan. None of those grants were made to Named Officers.

VOTE REQUIRED

            Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal. The Company believes that stockholder approval at the meeting will satisfy the stockholder approval requirement of the Section 162 (m) of the Internal Revenue Code.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 STOCK OPTION
                                      PLAN.

                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

            The Board of Directors, upon a recommendation of its Audit Committee, has selected the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of the stockholders at the meeting. Coopers & Lybrand L.L.P. has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of Coopers & Lybrand L.L.P. is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION.

            Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal.

                                 OTHER PROPOSALS

            The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

            If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by the Company at its principal executive offices prior to December 31, 1998.

                                  ANNUAL REPORT

            In lieu of an Annual Report to Stockholders, the Company is delivering with this Proxy Statement a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1997. However, it is not intended that the Annual Report on Form 10-K be a part of this Proxy Statement or a solicitation of proxies.

        NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

            The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings "Compensation Committee Report on Executive Compensation" or "Five Year Stock Price Performance Comparison" unless those headings are specifically referenced by name in the registration statement or report.

                                             By Order of the Board of Directors


                                             /s/ Fred H. Deindoerfer

                                             Fred H. Deindoerfer
                                             Chairman of the Board and President

Chatsworth, California
May 4, 1998

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

    THE ANNUAL MEETING IS ON JUNE 11, 1998. PLEASE RETURN YOUR PROXY IN TIME.

                                                                      APPENDIX A

                    INTERNATIONAL REMOTE IMAGING SYSTEMS, INC

                             1998 Stock Option Plan


      1. PURPOSES OF THE PLAN. The purposes of this 1998 Stock Option Plan are:

           o to attract and retain the best available personnel for positions of substantial responsibility,

           o to provide additional incentive to Employees, Directors and Consultants, and

           o    to promote the success of the Company's business.

            Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

      2.   DEFINITIONS. As used herein, the following definitions shall apply:

           (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

           (b) "APPLICABLE LAWS" means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.

           (c) "BOARD" means the Board of Directors of the Company.

           (d) "CODE" means the Internal Revenue Code of 1986, as amended.

           (e) "COMMITTEE" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

           (f) "COMMON STOCK" means the common stock, $.01 par value, of the Company.

           (g) "COMPANY" means International Remote Imaging Systems, Inc.

           (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

           (i) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

           (j) "DIRECTOR" means a member of the Board.

           (k) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

           (l) "EMPLOYEE" means any person, including Officers and Directors employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

           (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

           (n) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

                      (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

                      (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street journal or such other source as the Administrator deems reliable;

                      (iii) In the absence of any established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

           (o) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

           (p) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

           (q) "NOTICE OF GRANT" means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

           (r) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

           (s) "OPTION" means a stock option granted pursuant to the Plan.

           (t) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

           (u) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

           (v) "OPTIONED STOCK" means the Common Stock subject to an Option.

           (w) "OPTIONEE" means an Employee, Director or Consultant who holds an outstanding Option.

           (x) "PARENT" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

           (y) "PLAN" means this 1997 Stock Option Plan.

           (z) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

           (aa) "SECTION 162(m)" means Section 162(m) of the Code and the regulations thereunder, as amended.

           (bb) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

           (cc) "SUBSIDIARY" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

           (dd) "TERMINATION EVENT" means (i) any use or disclosure by an Optionee of confidential information or trade secrets of the Company or any Parent or Subsidiary in violation of any confidentiality or nondisclosure agreement by which the Optionee is bound, or (ii) the termination of Optionee's Continuous Status as an Employee or Consultant for cause as defined pursuant to applicable law, as a result of a breach of Optionee's employment or consulting agreement, as a result of theft, fraud or embezzlement, or as a result of any disclosure or use of confidential information or trade secrets described in part
(i) of this paragraph.

        3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned under the Plan is Six Hundred Thousand (600,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. However, should the Company reacquire Shares which were issued pursuant to the exercise of an Option, such Shares shall not become available for future grant under the Plan.

        If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

        4. ADMINISTRATION OF THE PLAN.

           (a) PROCEDURE.

                      (i) MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

                      (ii) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS SUBJECT TO SECTION 16(b). With respect to Option grants made to Directors or to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3, or (B) a committee designated by the Board to administer the Plan, which committee shall consist of "Non-Employee Directors" within the meaning of Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the requirements for grants under the Plan to be exempt acquisitions under Rule 16b-3.

                      (iii) ADMINISTRATION WITH RESPECT TO COVERED EMPLOYEES SUBJECT TO SECTION 162(M) OF THE CODE. With respect to Option grants made to Employees who are also "covered employees" within the meaning of Section 162(m) of the Code and the regulations thereunder, as amended, the Plan shall be administered by a committee designated by the Board to administer the Plan, which committee shall be constituted to satisfy the requirements applicable to Options intended to qualify as "performance-based compensation" under Section 162(m). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules applicable to Options intended to qualify as "performance-based compensation" under Section 162(m).

                      (iv) ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to Option grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

        (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

                (ii) to select the Directors, Consultants and Employees to whom Options may be granted hereunder;

                (iii) to determine whether and to what extent Options are granted hereunder;

                (iv) to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

                (v) to approve forms of agreement for use under the Plan;

                (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

                (viii) to construe and interpret the terms of the Plan;

                (ix) to prescribe, amend and rescind rules and regulations relating to the Plan;

                (x) to modify or amend each Option (subject to Section 14(c) of the Plan);

                (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

                (xii) to institute an Option Exchange Program;

                (xiii) to determine the terms and restrictions applicable to Options; and

                (xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

           (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

        5. ELIGIBILITY. Nonstatutory Options may be granted to Directors, Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

        6. LIMITATIONS.

           (a) Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market
Value:

                (i) of Shares subject to an Optionee's incentive stock options granted by the Company, any Parent or Subsidiary, which (ii) become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

           (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

           (c) No Officer shall be granted in any fiscal year of the Company Options to purchase more than Three Hundred Thousand (300,000) Shares. The foregoing limitation set forth in this Section 6(c) is intended to satisfy the requirements applicable to Options intended to qualify as "performance-based compensation" (within the meaning of Section 162(m)). In the event the Administrator determines that such limitation is not required to qualify Options as performance-based compensation, the Administrator may modify or eliminate such limitation.

        7. TERM OF THE PLAN. The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

        8. TERM OF OPTION. The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

        9. OPTION EXERCISE PRICE AND CONSIDERATION.

           (a) EXERCISE PRICE. The price per share exercise price for the Share to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

                (i) In the case of an Incentive Stock Option

                        (A) granted to an Employee who, at the time the
                Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

                        (B) granted to any other Employee, the per Share
                exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined in the discretion of the Committee, and may be more or less than the Fair Market Value per Share on the date of grant.

           (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

           (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

                (i) cash;

                (ii) a promissory note made by the Optionee in favor of the Company;

                (iii) if permitted by the Administrator, in its sole discretion, other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                (iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the Optionee's broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

                (v) any combination of the foregoing methods of payment; or

                (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by the Administrator and Applicable Laws.

        10. EXERCISE OF OPTION.

           (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

           An Option may not be exercised for a fraction of a Share.

           An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to Section 12, the Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

           Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

           (b) ACCELERATED TERMINATION OF OPTION TERM. Notwithstanding anything to the contrary contained in the Plan, an Optionee's Options under the Plan shall terminate and cease to be exercisable immediately upon the occurrence of a Termination Event with respect to such Optionee.

           (c) TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP. In the event that an Optionee's Continuous Status as an Employee or Consultant terminates (other than upon the Optionee's death or Disability or as a result of a Termination Event), the Optionee may exercise his or her Option, but only within such period of time as is determined by the Administrator, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed ninety (90) days from the date of termination) when the Option is granted. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

           (d) DISABILITY OF OPTIONEE. In the event that an Optionee's Continuous Status as an Employee or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

           (e) DEATH OF OPTIONEE. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        11. NON-TRANSFERABILITY OF OPTIONS.

           (a) NO TRANSFER. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

           (b) DESIGNATION OF BENEFICIARY. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If an Optionee is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Such designation of beneficiary may be changed by the Optionee at any time by written notice, subject to the above spousal consent conditions.

           (c) EFFECT OF NO DESIGNATION. In the event of the death of the Optionee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Optionee's death, the Company shall deliver such options to the executor or administrator of the estate of the Optionee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such options to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        12. WITHHOLDING TAXES. Upon (i) the disposition by an Optionee of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within two years of the granting of such Incentive Stock Option or within one year after exercise of such Incentive Stock Option, or (ii) the exercise of a Nonstatutory Stock Option, the Company shall have the right to require such Optionee to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares of Common Stock.

        13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

           (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Company through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options which have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.

           (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

           (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company or a similar event that the Administrator determines, in its discretion, would materially alter the structure of the Company or its ownership, the Administrator, upon 30 days prior written notice to the Option holders, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date the notice is given); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (iv) cancel Options upon payment to the Optionees in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of an amount equal to the excess of the Fair Market Value of the number of Shares as to which the Option is then exercisable (at the effective time of the merger, reorganization, sale of other event) over the aggregate exercise price with respect to such Shares. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement.

        14. DATE OF GRANT. The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be, for all purposes, no earlier than the date on which the Optionee commences employment with the Company. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

           (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter or suspend or terminate the Plan.

           (b) SHAREHOLDER APPROVAL. The Company shall obtain shareholder approval of the Plan and any amendment if and to the extent necessary under Applicable Law or the rules of any exchange or quotation system on which the Common Stock is then listed or quoted. The Company may voluntarily obtain shareholder approval of the Plan and any amendment if and to the extent the Board determines such approval is desirable, including, without limitation, to qualify for special treatment of option grants under Rule 16b-3 of the Exchange Act, Section 422 of the Code or Section 162(m) of the Code.

           (c) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of an Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

        15. CONDITIONS UPON ISSUANCE OF SHARES.

           (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by Applicable Law, the Plan and options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

           (b) INVESTMENT REPRESENTATION. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell, transfer or distribute such Shares.

        16. LIABILITY OF COMPANY.

           (a) INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

           (b) GRANTS EXCEEDING ALLOTTED SHARES. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14(b) of the Plan.

           (c) RIGHTS OF PARTICIPANTS AND BENEFICIARIES. The Company shall pay all amounts payable hereunder only to the Optionee or beneficiaries entitled thereto pursuant to the Plan. The Company shall not be liable for the debts, contracts or engagements of any Optionee or his or her beneficiaries, and rights to Shares or cash payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

        17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

        18. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

                                      PROXY

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 11, 1998

            The undersigned, revoking previous proxies, hereby appoint(s) Fred
H. Deindoerfer and Martin S. McDermut, or any of them, attorneys, with full power of substitution, to vote all shares of common stock of International Remote Imaging Systems, Inc. (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Chatsworth Hotel, 9777 Topanga Canyon Boulevard, Chatsworth, California, on Thursday, June 11, 1998, at 4:00 p.m. and at any adjournments thereof. This proxy shall be voted on the proposals described in the Proxy Statement as specified below. Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged.

1.    To elect one Class 2 Director.

      ___ FOR John A. O'Malley                        ___ WITHHOLD AUTHORITY to
                                                          vote for the nominee

2.    To approve the adoption of the 1998 Stock Option Plan.

      ___ FOR                 ___ AGAINST             ___ ABSTAIN

3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for 1998.

      ___ FOR                 ___ AGAINST             ___ ABSTAIN


      The Board of Directors Recommends a Vote FOR each of the Proposals.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

            This proxy will be voted as specified herein. If no specification is made, it will be voted FOR all of the proposals. As to any other matters which may properly come before the meeting or any adjournments thereof, the proxyholders are authorized to vote in accordance with their best judgment.


                                             ___________________________________
                                             SIGNATURE                      DATE



                                             ___________________________________
                                             SIGNATURE                      DATE

                                       NOTE: PLEASE DATE AND SIGN EXACTLY AS
                                             YOUR NAME APPEARS TO THE LEFT. IF
                                             STOCK IS REGISTERED IN THE NAME OF
                                             TWO OR MORE PERSONS, EACH SHOULD
                                             SIGN. EXECUTORS, ADMINISTRATORS,
                                             TRUSTEES, GUARDIANS, ATTORNEYS, AND
                                             CORPORATE OFFICERS SHOULD SHOW
                                             THEIR FULL TITLES. IF A
                                             PARTNERSHIP, PLEASE SIGN IN THE
                                             PARTNERSHIP NAME BY AN AUTHORIZED
                                             PARTNER.



         PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
                    IN TIME FOR THE MEETING ON JUNE 11, 1998